ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

This ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (“Agreement”) is made as of September 19, 2022, between Reaves Utility Income Fund, a Delaware Statutory Trust (the “Trust”), and Paralel Technologies LLC, a Delaware Limited Liability Company (the “Administrator”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company;

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Administrator Appointment and Duties.

(a)	The Trust hereby appoints Administrator to provide the administration and fund accounting services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth (“Services”). Administrator hereby accepts such appointment and agrees to furnish the Services. Administrator shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Trust acknowledges that Administrator does not render legal, tax or investment advice and that Administrator is not a registered broker-dealer.

(b)	Administrator may employ or associate itself with such person(s) or organization(s) as Administrator believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of Administrator, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Administrator shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Administrator Compensation; Expenses.

(a)	In consideration for the Services to be performed hereunder by Administrator, the Trust shall pay Administrator the fees listed in Appendix B. Fees paid to Administrator will be calculated and accrued daily and payable monthly by the Trust, including any partial months where this Agreement begins or terminates.

(b)	Administrator will bear all expenses in connection with the Services under this Agreement, except as otherwise provided herein. From its administration fee, Administrator will also pay all routine operating expenses of the Trust, except the following: advisory fees; taxes and governmental fees; expenses related to portfolio transactions and management of the portfolio (inclusive of leverage costs); expenses associated with secondary offerings of shares (including costs related to the offering, redemption and/or maintenance of preferred shares or similar instruments); trustee fees and retainers; expenses associated with tender offers and other share repurchases; and other extraordinary expenses as may arise, including, without limit, litigation, claims, and indemnification expenses. The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice.

3.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If Administrator is in doubt as to any action it should or should not take, Administrator may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If Administrator is in doubt as to any question of law pertaining to any action it should or should not take, Administrator may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, the Trust’s investment adviser, or Administrator, at the option of Administrator).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions Administrator receives from the Trust or any service provider and the advice Administrator receives from counsel, Administrator may in its sole discretion rely upon and follow the advice of counsel. Administrator will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, Administrator will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	Administrator shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, Administrator, its affiliates and each of their respective directors, officers, control persons, employees and agents (any of Administrator, its affiliates, their respective officers, employees, agents and directors or such control persons, an “Admin Associate”) shall have no liability to the Trust or any of the Trust’s shareholders for any action or inaction of an Admin Associate except to the extent when arising directly from the bad faith, reckless disregard, negligence or willful misfeasance of an Admin Associate taken with respect to this Agreement.

(c)	Except when arising directly from the bad faith, reckless disregard, negligence or willful misfeasance of an Admin Associate taken in connection to this Agreement, the Trust agrees to indemnify and hold harmless an Admin Associate against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) of an Admin Associate related to, arising out of or based upon (i) this Agreement or any activity related to or taken under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust.

(d)	Administrator agrees to indemnify and hold harmless the Trust, and each of its trustees and officers (for purposes of this paragraph, the Trust and each of its trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising directly out of an Admin Associate’s bad faith, reckless disregard, negligence, or willful misfeasance taken in connection to this Agreement. In no case is the indemnity of Administrator in favor of any Trust Indemnitee to be deemed to protect any Trust Associate against any liability to which such Trust Associate would otherwise be subject by reason of bad faith, reckless disregard, negligence or willful misfeasance in the performance of its obligations and duties under this Agreement.

(e)	Administrator shall be entitled to rely on information and data provided by third-party service provider(s), including among others, pricing vendors, (whether or not selected by the Administrator, Trust or the adviser), adviser, custodian or other service provider to the Trust, as well as other authorized representatives of such parties without further investigation or verification. The Administrator may rely on any instruction, direction, notice, instrument or other information that Administrator reasonably believes to be genuine. Further, the Administrator may rely on the advice of Trust counsel or its own counsel as it deems appropriate. In all such cases described herein, Administrator shall have no liability to and shall be fully indemnified by the Trust for any losses or claims (as described in Section 4(b) and 4(c) with respect to such reliance.

(f)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages.

(g)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations of the Trust, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, pandemics, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Administrator. The Services rendered by Administrator under this Agreement are not to be deemed exclusive and Administrator shall be free to render similar services to others. The Trust recognizes that, from time to time, directors, officers and employees of Administrator may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Administrator as part of their name and that Administrator or its affiliates may enter into administration, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.	Accounts and Records. The accounts and records maintained by Administrator shall be the property of the Trust. Administrator shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Administrator shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Administrator’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Administrator to the Trust at the Trust’s expense. Administrator shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by Administrator or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Trust agrees to cooperate with Administrator and take delivery of Trust records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Trust records to the Trust.

8.	Confidential and Proprietary Information. Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust. Administrator further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Administrator may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Administrator shall use reasonable commercial efforts to request confidential treatment of such information. Administrator shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9.	Compliance with Rules and Regulations. Administrator shall comply (and to the extent Administrator takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Administrator has knowledge (it being understood that Administrator is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Administrator). Except as set out in this Agreement, Administrator assumes no responsibility for such compliance by the Trust. Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust. Administrator shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Trust’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Trust or the Trust’s adviser, as applicable. Administrator will perform Portfolio Compliance testing (post-trade) to test the Trust’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between Administrator and the Trust. Administrator will report violations, if any, to the Trust and the Trust’s Chief Compliance Officer as promptly as practicable following discovery.

The Trust agrees and acknowledges that Administrator’s performance of the Portfolio Compliance Testing shall not relieve the Trust or the Trust’s investment adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and Administrator is not responsible and shall not be held liable for matter related to the Trust’s Portfolio Compliance or any act or omission of the Trust, the Trust’s adviser, as applicable, related to such Portfolio Compliance.

10.	Representations and Warranties of Administrator. Administrator represents and warrants to the Trust that:

(a)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to Administrator that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Administrator hereunder without the prior written approval of Administrator, which approval shall not be unreasonably withheld or delayed.

(e)	The (i) execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Administrator and Trust, this Agreement will be a valid and binding obligation of the Trust.

(f)	The officer position(s) filled by Administrator, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide Administrator with proof of current coverage, including a copy of the Policy, and shall notify Administrator immediately should the Policy be cancelled or terminated.

(g)	The Trust’s officer position(s) filled by Administrator are named officer(s) in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

12.	Documents. The Trust has furnished or will furnish, upon request, Administrator with copies of the Trust’s Organizational Documents, advisory agreement(s), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic fund reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Administrator a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Administrator any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Administrator and the Trust shall regularly consult with each other regarding Administrator’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Administrator at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a)	Accountants. Administrator shall act as a liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Trust’s independent public accountants or the Trust with respect to the Services provided by Administrator hereunder. Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

(b)	Pricing Services. Administrator may utilize one or more pricing services, as directed by the Trust. The Trust shall identify in writing to Administrator the pricing service(s) to be utilized on behalf of the Trust. For those securities where prices are not provided by the pricing service(s), the Trust shall approve, in good faith, the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to Administrator the resulting price(s). In the event the Trust desires to provide a price that varies from the price provided by the pricing service(s), the Trust shall promptly notify and supply Administrator with the valuation of any such security on each valuation date.

(c)	Custodians. The Trust acknowledges that Administrator may rely on and shall have no responsibility to validate the existence of assets reported by the Trust, the Trust’s adviser, or the Trust’s custodian, other than Administrators completion of a reconciliation of the assets reported by such parties. The Trust acknowledges that it is the responsibility of the Trust to validate the existence of assets reported to Administrator. Administrator may rely, and has no duty to investigate the representations of, the Adviser, Trust, or the Trust’s custodian.

(d)	Examinations. Administrator shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust by a regulatory authority that includes a review of Trust records maintained by Administrator. Administrator reserves the right to charge a reasonable fee for such services.

15.	Business Continuity Plan. Administrator shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Administrator shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Agreement Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Agreement Start Date (the “Initial Term”).

(b)	Renewal Terms; This Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively, with the Initial Term, a “Term”) until notice of termination is provided with respect to the Trust as set forth in Section 16(c) or 16(d) herein.

(c)	Termination; Non-Renewal. Either party may terminate this Agreement, without payment of penalty, if upon at least ninety (90) days prior to the end of applicable Term it gives the other party a written notice of non-renewal and termination, with such termination coinciding at the end of the applicable Term.

(d)	Termination for Cause. Administrator or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(i)	The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

(ii)	The other party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other party is the Trust, and Trust becomes subject to a material Action (as defined below) or an Action that Administrator reasonably determines could cause Administrator reputational harm (including any Action against an investment adviser, or other service provider of Trust), or (v) where the other party is Administrator, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by the Administrator or the assumptions set forth are determined by Administrator, in its reasonable discretion, to materially affect the services provided by Administrator. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, Administrator agrees to cooperate in the orderly transfer of administration duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Administrator gives notice of termination under this Agreement, it will continue to provide the Services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(f)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Trust agrees to pay to Administrator a reasonable fee (determined by Administrator) for Administrator’s services provided in connection with the Trust liquidating or converting to another service provider.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Administrator, or by Administrator without the prior written consent of the Trust (except for assignment by the Administrator to a subsidiary affiliate).

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York or the United States District Courts for the State of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

19.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

20.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

21.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Administrator:

Paralel Technologies LLC

1700 Broadway Suite 1230

Denver, Colorado 80290

Attn: General Counsel

Email: legalnotice@paralel.com; chris@paralel.com

To the Trust:

Reaves Utility Income Fund

1700 Broadway Suite 1230

Denver, Colorado 80290

Attn: Secretary

Email: legalnotice@paralel.com; chris@paralel.com

22.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.	Entire Agreement. This Agreement, together with any Appendices embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Administrator may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

24.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

25.	Survival. The provisions of Sections 4, 6, 11(f), 11(g), 16 (as applicable), 18, 24 and this Section 25 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REAVES UTILITY INCOME FUND,
A Delaware statutory trust

By:	/s/ Joseph Rhame III
Name:	Joseph Rhame III
Title:	President

PARALEL TECHNOLOGIES LLC,
A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

APPENDIX A

SERVICES

The below services to be performed by Administrator are included in the compensation noted on Appendix B.

Fund Administration

▪	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
•	Prepare Forms N-CSR and N-PX
•	Prepare and file Forms N-PORT and N-CEN*
•	Host annual audits
•	Calculate monthly SEC standardized total return performance figures
•	Prepare required reports for quarterly Board meetings
•	Monitor expense ratios
•	Maintain budget vs. actual expenses
•	Manage fund invoice approval and bill payment process
•	Assist with placement of Fidelity Bond and E&O insurance
•	Assist with proxy statements and shareholder meetings

Fund Accounting

•	Calculate daily NAVs
•	Transmit NAVs to NASDAQ, transfer agent, adviser and other third parties
•	Compute yields, expense ratios, portfolio turnover rates, etc.
•	Reconcile cash and investment balances with the Custodian
•	Support preparation of financial statements
•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
•	Obtain security valuations from appropriate sources consistent with the Fund’s pricing and valuation policies

Legal Administration

•	Coordinate EDGARization and file Forms N-CSR, N-PX and other SEC filings
•	File Fidelity Bond with SEC
•	Coordinate and assist with annual shareholder proxy filing and mailing process
•	Send notices of press releases to Fund’s securities exchange and maintain compliance with such exchange requirements.
•	Compile and distribute board materials for quarterly board meetings
•	Attend and prepare initial draft of minutes for quarterly board meetings
•	Maintain board compliance calendar for the Fund with schedule for quarterly board matters and items
•	Support secondary offerings through coordination with legal counsel.

Compliance Administration

•	Perform daily prospectus & SAI, SEC investment restriction monitoring
•	Provide warning/Alert notification with supporting documentation

A-1

•	Provide quarterly compliance testing certification to Board of Directors

Tax Administration

•	Calculate dividend and capital gain distribution rates
•	Prepare ROCSOP and required tax designations for Annual Report
•	Prepare and coordinate filing of income and excise tax returns
o	Audit firm to sign all returns as paid preparer
•	Calculate/monitor book-to-tax differences
•	Provide quarterly Subchapter M compliance monitoring and reporting
•	Provide tax re-allocation data for shareholder 1099 reporting
•	Prepare and coordinate distribution of 19a-1 filings as required

Trust Officers

•	Provide the Trust with individuals to serve in the Trust’s Treasurer (PFO), Secretary and Chief Compliance Officer positions. +

Shareholder and Market Support Services

•	Respond to telephonic or in-person inquiries from existing stockholders or their representatives requesting information regarding matters such as stockholder account or transaction status, net asset value of Fund shares, Fund performance, Fund services, plans and options, Fund investment policies, Fund portfolio holdings, and Fund distributions and classifications thereof for tax purposes.+
•	Create and maintain a webpage for the Trust.+
•	Provide secondary market support, and provide a budget for such support equal to 1 basis point of the Trust’s Total Assets (defined hereafter).+

*	See Appendix C for additional terms applicable to these services.

+	These services may be provided through an affiliate of the Administrator and may require a separate agreement to be entered into relating to such services, as determined appropriate by the Administrator. Notwithstanding the foregoing, these services are included in the fees listed in Appendix B and any separate agreements will not impose additional fees for these services.

A-2

APPENDIX B

FEES AND EXPENSES

[ ]

B-1

APPENDIX C

ADDITIONAL TERMS APPLICABLE TO DATA SERVICES

In addition to the terms and conditions otherwise contained in the Agreement, the following terms and conditions apply to the “Preparation of and Filing of Forms N-PORT and N-CEN” and other services requiring third party valuation or pricing data (herein referred to as “Data Services”).

1.	Provision of Services.

(a)	Administrator may engage persons or organizations (referred to as a “Supplier”) to assist in the provision of its duties of providing the Data Services; provided that, in such event, Administrator shall not be relieved of any of its obligations otherwise applicable under the Agreement. Except to provide the Data (hereafter defined) utilized in the provision of the Data Services, or as otherwise agreed to by the parties, the cost of third parties engaged by Administrator will be the responsibility of Administrator.

2.	Use of Data; No Warranty; Termination of Rights.

(a)	As part of the provision of the Data Services, Administrator may provide or utilize security including issuer level reference data, risk metrics calculations, taxonomy data and other similar holdings classifications (collectively, the “Data”) that may be supplied by Administrator or one of its suppliers, or a supplier selected by the Trust. Any Data being provided to the Trust by Administrator or its Suppliers are being supplied to the Trust for the sole purpose of completion of the Data Services. The Trust may use the Data only for purposes necessary for the Data Services. The Trust does not have any license or right to use the Data for purposes beyond the Data Services including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity.

(b)	The Trust acknowledges the proprietary rights that Administrator and its Suppliers have in the Data.

(c)	Administrator and its Suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of Administrator to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Data or related services.

(d)	The Trust acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Data Services. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

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(e)	The Trust shall indemnify Administrator and its Suppliers against and hold Administrator harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against Administrator or its suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither Administrator nor its Suppliers shall be liable for any claim or demand against the Trust by a third party related to the Data or provision of the Data Services.

(f)	Administrator and its Suppliers, nor the Trust shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(g)	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, ADMINISTRATOR AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

3.	Provisions applicable to Data from Suppliers containing evaluations.

(a)	In the event that Trust at any time receives Data from Supplier containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:
i.	evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which is best. No evaluation method, including those used by Supplier, may consistently generate approximations that correspond to actual "traded" prices of the instruments;
ii.	Supplier methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in Supplier’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and
iii.	The Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in Trust’s applications, regardless of any efforts made by Supplier in this respect. The Trust shall indemnify and hold Supplier and Administrator completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the Data.

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